Exhibit 99.1

For Immediate Release

GlobeImmune Announces Program Updates and Financial Results

for Full Year 2014

LOUISVILLE, Colo., Mar. 17, 2015 – GlobeImmune, Inc., (Nasdaq: GBIM) today provided an update on the Company’s business and clinical programs, and announced financial results for the full year ended December 31, 2014.

“We are pleased with the progress made across all of our programs in 2014. Results reported from our Phase 1 trial of GI-6301 in metastatic cancers and chordoma were encouraging and we look forward to the initiation of the Phase 2 chordoma trial, as well as data from the GS-US-330-0101 HBV Phase 2 trial,” said Timothy C. Rodell, M.D., FCCP, President and CEO of GlobeImmune, Inc.

Program Updates

GS-4774 for Chronic Hepatitis B Infection

GS-4774 is a Tarmogen designed to treat patients chronically infected with HBV who are also on, or are candidates for, oral antiviral suppressive therapy. GS-4774 is being developed pursuant to a worldwide collaboration agreement with Gilead Sciences, Inc., and is currently being evaluated in two randomized Phase 2 trials:

•	GS-US-330-0101, or the 0101 trial, is a randomized Phase 2 clinical trial, initiated in 2013, investigating GS-4774 in combination with ongoing oral antiviral treatment in patients with chronic HBV infection. The 0101 trial is a multicenter, multinational trial that enrolled 175 patients in a randomized, open-label design comparing three different doses of GS-4774, administered in combination with oral antiviral therapy versus antiviral treatment alone. The primary endpoint for this trial is decline in serum HBV surface antigen, or HBsAg. The 0101 trial is fully-enrolled, and 48-week results are expected to be available in the first half of 2015. These results may be submitted to an upcoming scientific conference.

•	GS-US-330-1401, or the 1401 trial, is a randomized Phase 2 clinical trial, initiated in 2014, investigating GS-4774 in patients with chronic HBV infection who are currently not receiving treatment. The 1401 trial is a multicenter, multinational trial designed to enroll 175 patients in a randomized, open-label design comparing three different doses of GS-4774, administered in combination with tenofovir disoproxil fumarate, or TDF, versus TDF alone. The 1401 trial is actively enrolling patients. The 48-week results are projected to be available in the middle of 2016.

GI-6301 for Cancers Expressing Brachyury Protein

GI-6301 is a Tarmogen designed to target cancers expressing the brachyury protein, which plays a role in metastatic progression of certain cancers and the initiation of chordoma. The GI-6300 program, including GI-6301, is exclusively licensed to Celgene Corporation.

•	The GI-6301-01 trial, a Phase 1 dose-escalation clinical trial in patients with metastatic cancers or chordoma who have failed previous therapy or have no further therapeutic options, is completely enrolled. Of the 34 patients enrolled in this Phase 1 trial, 11 had chordoma.

•	Data for the 11 chordoma patients in the Phase 1 trial were presented in October at the 2014 Connective Tissue Oncology Society (CTOS) Annual Meeting in Berlin, Germany. Highlights included:

•	An 82% Overall Response Rate (ORR), with nine of 11 chordoma patients showing Partial Response (PR) or Stable Disease (SD);

•	One patient with a partial response (9%) by RECIST that has continued past one year;

•	Eight patients (73%) had stable disease by RECIST, with 75% of these (6/8) having progressive disease at study entry which stabilized during administration of GI-6301.

The Company believes that the summary results from the 11 chordoma patients enrolled in this trial compare favorably with historically published data.

•	A Phase 2 study in chordoma is being prepared for initiation at the NCI. This trial will be a randomized Phase 2 design, evaluating GI-6301 in combination with radiation therapy. We anticipate the NCI will open the trial for enrollment in the first half of 2015.

GI-6207 for Cancers Expressing Carcinoembryonic Antigen

GI-6207 is a Tarmogen that expresses a modified version of the human CEA protein as the target cancer antigen. CEA is over-expressed in a number of human epithelial cancers, including NSCLC, colorectal, pancreas, breast, gastric and medullary thyroid cancer (MTC). Development and commercialization rights to the GI-6200 program, including GI-6207, remain subject to option by Celgene Corporation.

•	GI-6207 is being evaluated in a Phase 2 clinical trial at the NCI in patients with medullary thyroid cancer. GI-6207-02 is a randomized Phase 2 study, being performed at the NCI that is planned to enroll a total of 34 patients in a cross-over trial design. Patients will be administered either GI-6207 for one year or be observed for six months and then administered GI-6207 for one year. The primary endpoint for the trial will be the effect of GI-6207 on changes in calcitonin levels. Calcitonin is a tumor marker that can be measured in a patient’s circulating blood that correlates with tumor burden in MTC.

GI-19000 Tarmogens for Tuberculosis

Tuberculosis (TB) once considered mostly eliminated, now is a common, and in many cases lethal infectious disease. In 2013, the company was awarded a $4 million Research Project Grant by the NIAID of the NIH to support the development of Tarmogen immunotherapy product candidates intended to treat or prevent tuberculosis infection. The work done under this grant is being performed and reimbursed over four years.

•	Initial Tarmogen product candidates have been constructed utilizing a combination of novel tuberculosis protein targets. Early non-clinical experiments show these constructs generate antigen-specific T cell immune responses. These constructs are being evaluated with the Company’s collaborators at Colorado State University in various mouse and guinea pig models of TB infection.

Financial Results – Fiscal Year 2014

For the full year ending December 31, 2014, GlobeImmune reported a net loss of $16.3 million compared to a net income of $9.5 million in 2013. The net loss for 2014 was due primarily to a decrease in collaboration payments and milestone revenue, as well as non-cash interest expense, the early retirement expense associated with convertible notes and fair-value adjustments of warrants upon the closing of the Company’s initial public offering. These non-cash interest expenses terminated upon closing of the initial public offering. GlobeImmune reported a loss applicable to common stockholders of $23.4 million, or $8.04 per share, for the year ending December 31, 2014 compared to loss applicable to common stockholders of $3.4 million, or $36.84 per share, in 2013.

Research and development for proprietary programs expense for the year ending December 31, 2014 was $2.2 million compared to $1.9 million for the year ended December 31, 2013, an increase of $0.3 million. The increase was primarily due to expenses related to the tuberculosis grant. Costs of manufacturing for 2014 were $1.5 million compared to $3.2 million in 2013. The decrease was due to a reduction in expenses relating to manufacturing services for Gilead for the Phase 2 HBV trial. Costs of collaboration license and services for the year ending December 31, 2014 was $3.5 million compared to $5.9 million for the year ended December 31, 2013, a decrease of $2.4 million. The decrease was due to a reduction in expenses related to the Phase 1 HBV clinical trial completed in 2013. General and administrative expense for 2014 was $4.3 million compared to $3.2 million in 2013, an increase of $1.1 million. The majority of the increase was related to expenses associated with being a public company.

At December 31, 2014, GlobeImmune had cash and equivalents of $16.8 million. Based on the Company’s current level of operations, GlobeImmune believes that our existing cash and cash equivalents will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements through at least January 1, 2016.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement in 2013, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT:

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS:

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT:

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com